Exhibit 4.3

ELECTROCORE, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

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ELECTROCORE, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

Article 1.

Purpose and Effective Date

1.1	Effective Date.

The Board of Directors of electroCore, Inc., a Delaware corporation (the “Company”) formed upon the statutory conversion of ElectroCore, LLC from a Delaware limited liability company (the “LLC”) into a Delaware corporation, adopted the 2019 Employee Stock Purchase Plan (the “Plan”) effective as of January 1, 2019 (the “Effective Date”).

1.2	Purpose.

The purpose of the Plan is to provide eligible employees of the Company or any Participating Subsidiary with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Article 2.

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Account”

means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Article 8 of the Plan.

2.2	“Administrator”

means the Board or committee authorized to administer the Plan under Section 3.1.

2.3	“Accumulation Period”

means a period of six (6) calendar months commencing on each January 1 or July 1 on or after the Effective Date, or such other period not in excess of twelve (12) months as the Administrator may specify from time to time. The Administrator may modify or suspend Accumulation Periods at any time and from time to time.

2.4	“Base Earnings”

means regular salary and wages payable by the Company or a Participating Subsidiary to an Eligible Employee, prior to deductions for employee contributions to any employee benefit plans or arrangements, and excluding bonuses and other incentive pay, including commissions. The Administrator, in its discretion, may establish a different definition of Compensation for any future Accumulation Period(s) prior to the commencement of such Accumulation Period.

2.5	“Board”

means the Board of Directors of the Company.

2.6	“Code”

means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7	“Cut-Off Date”

means the date established by the Administrator from time to time by which enrollment forms must be received with respect to an Accumulation Period.

2.8	“Effective Date”

means January 1, 2019.

2.9	“Eligible Employee”

means an Employee eligible to participate in the Plan in accordance with Article 5.

2.10	“Employee”

means any common law employees of the Company or a Participating Subsidiary. “Employee” shall not include any individual classified by the Company or a Participating Subsidiary as either an independent contractor or an individual who provides services to the Company or Participating Subsidiary through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

2.11	“Enrollment Date”

means the first Trading Day of an Accumulation Period beginning on or after the Effective Date.

2.12	“Exchange Act”

means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.13	“Fair Market Value”

of a Share means the closing sales price of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date. Unless the Administrator determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.14	“Participant”

means an Eligible Employee who has enrolled in the Plan pursuant to Article 6. A Participant shall remain a Participant until the applicable date set forth in Article 10.

2.15	“Participating Subsidiary”

means a Subsidiary Corporation, which has adopted the Plan as a Participating Subsidiary by action of its board of directors and which has been designated by the Administrator in accordance with Section 3.3 as covered by the Plan.

2.16	“Plan”

means the electroCore, Inc. 2019 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

2.17	“Purchase Date”

means the specific Trading Day during an Accumulation Period on which Shares are purchased under the Plan in accordance with Article 9. For each Accumulation Period, the Purchase Date shall be the last Trading Day occurring in such Accumulation Period. The Administrator may, in its discretion, designate a different Purchase Date with respect to any Accumulation Period.

2.18	“Securities Act”

means the Securities Act of 1933, as amended from time to time. References to a particular section of the Securities Act include references to successor provisions.

2.19	“Share”

means a share of Common Stock, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.20	“Subsidiary Corporation”

means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21	“Trading Day”

means a day the national exchange on which the Shares are listed for trading or, if not so listed, a day the New York Stock Exchange is open for trading.

Article 3.

Administration

3.1	Administrator.

The Plan shall be administered by the Board, or committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. The Committee shall consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Committee shall serve at the pleasure of the Board. If the Board does not so appoint a Committee, the Board shall administer the Plan. Any references herein to “Administrator” are, except as the context requires otherwise, references to the Board or the Committee, as applicable.

This Article 3 relating to the administration of the Plan may be amended by the Administrator from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws, rules or regulations of the United States or any applicable stock exchange, or to obtain any exemption under such laws, rules or regulations.

3.2	Powers of the Committee.

If appointed under Section 3.1, the Administrator may select one of its members as chairman and may appoint a secretary. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable; provided, however, that all determinations of the Administrator shall be made by a majority of its members.

The Administrator shall have the power, in addition to the powers set forth elsewhere in the Plan, and subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to allocate and delegate such of its powers as it deems desirable to facilitate the administration and operation of the Plan; and, generally, to exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company. The Administrator’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

3.3	Designation of Participating Subsidiaries.

The Administrator may designate from time to time which Subsidiary Corporations of the Company shall be Participating Subsidiaries.

Article 4.

Number of Shares

4.1	Number of Shares Issuable Under the Plan.

Subject to adjustment as provided in Section 4.2, the maximum number of Shares hereby reserved for delivery under the Plan shall be:

(a)    300,000 Shares, plus

(b)    an annual increase to be added as of the first day of the Company’s fiscal year, beginning in 2020 and occurring each year thereafter through 2029, equal to 1% of the total number of Shares of Common Stock issued and outstanding on a fully-diluted basis as of the end of the Company’s immediately preceding fiscal year (or such lesser number of Shares, including no Shares, determined by the Administrator); provided, however, that the aggregate number of additional Shares available for issuance pursuant to this paragraph (b) shall not exceed a total of 4,500,000 Shares.

If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

4.2	Adjustments in Authorized Shares; Liquidation or Dissolution.

In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the Administrator shall make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Shares available for purchase under the Plan. In the event that, at a time when options are outstanding hereunder, there occurs a dissolution or liquidation of the Company, each option to purchase Shares shall terminate, but the Participant holding such option shall have the right to exercise his or her option prior to such termination of the option upon the dissolution or liquidation. The Company reserves the right to reduce the number of Shares which Employees may purchase pursuant to their enrollment in the Plan.

Article 5.

Eligibility Requirements

5.1	Eligibility.

Except as provided in Section 5.2, each individual who is an Employee of the Company or a Participating Subsidiary on the applicable Cut-Off Date shall become eligible to participate in the Plan in accordance with Article 6 as of the first Enrollment Date following the date the individual becomes an Employee of the Company or a Participating Subsidiary, provided that the individual remains an Eligible Employee on the first day of the Accumulation Period associated with such Enrollment Date. Participation in the Plan is entirely voluntary.

5.2	Ineligible Employees.

Employees meeting any of the following restrictions are not eligible to participate in the Plan:

(a)    Employees of the Company or a Subsidiary Corporation who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(b)    Employees whose customary employment is 20 hours or less per week.

(c)    Employees whose customary employment is for not more than 5 months in any calendar year.

(d)    Participation by Employees of foreign Participating Subsidiaries shall only be permitted upon approval by the Administrator, which approval may be limited to groups or categories of Employees designated by the foreign Participating Subsidiary.

(e)    Section 16 Officers may be restricted in their ability to acquire or sell shares of Stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Administrator.

(f)    Employees of any Subsidiary Corporation that is not a Participating Subsidiary.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Article 6.

Enrollment

6.1	Enrollment.

Eligible Employees will be automatically enrolled in the Plan on the first day of each Accumulation Period. Any Eligible Employee may consent to enrollment in the Plan for an Accumulation Period by completing and signing an enrollment form (which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1) and submitting such enrollment form to the Company or the Participating Subsidiary on or before the Cut-Off Date specified by the Administrator. Payroll deductions pursuant to the enrollment form shall be effective as of the first payroll period with a pay day after the Enrollment Date for the Accumulation Period to which the enrollment form relates, and shall continue in effect until the earliest of:

(a)    the end of the last payroll period with a payday in the Accumulation Period;

(b)    the date during the Accumulation Period as of which the Employee elects to cease his or her enrollment in accordance with Section 8.4; and

(c)    the date during the Accumulation Period as of which the Employee withdraws from the Plan or has a termination of employment in accordance with Article 10.

Article 7.

Grant of Options on Enrollment

7.1	Option Grants.

The automatic enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant as of such Enrollment Date by the Company to such Participant of an option to purchase Shares from the Company pursuant to the Plan.

7.2	Option Term.

An option granted to a Participant pursuant to this Plan shall expire, if not terminated earlier for any reason, on the earliest to occur of: (a) the end of the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

7.3	Restrictions on Option Grants.

(a)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b)    In connection with each offering made for an Accumulation Period, the Administrator may specify: (i) a maximum aggregate number of Shares that may be purchased by any Participant on the Purchase Date, and/or (ii) a maximum number of Shares that may be purchased by all Participants on the Purchase Date.

Article 8.

Payroll Deductions

8.1	Payroll Deduction Elections.

An Eligible Employee who files an enrollment form pursuant to Article 8 shall elect and authorize in such form to have deductions made from his or her Base Earnings on each payday he or she receives a paycheck during the Accumulation Period to which the enrollment form relates, and he or she shall designate on such form the percentage (in whole percentages) of Base Earnings to be deducted each payday during such Accumulation Period. The minimum an Employee may elect and authorize to have deducted is 1% of his or her Base Earnings paid per pay period in such Accumulation Period, and the maximum is 15% of his or her Base Earnings paid per pay period in such Accumulation Period (or such larger or smaller percentage as the Administrator may designate from time to time).

8.2	Duration of Payroll Deductions.

Deductions from a Participant’s Base Earnings shall commence upon the first payday on or after the commencement of the Accumulation Period, and shall continue until the date on which such authorization ceases to be effective in accordance with Article VI. The amount of each deduction made for a Participant shall be credited to the Participant’s Account.

8.3	Unfunded Status of Payroll Deductions.

Prior to the time a Participant’s payroll deduction is used to purchase Shares as provided in Article 9 below, such amounts are considered general assets of the Company or Participating Subsidiary (as applicable) and, as such, are subject to the claims of the Company’s or Participating Subsidiary’s creditors in the event of insolvency or bankruptcy. The Company or Participating Subsidiary may use such funds for any corporate purpose, and the Company will not be obligated to segregate such funds from the Company’s or Participating Subsidiary’s general corporate funds and/or deposit such funds with an independent third party.

8.4	Cancellation of Payroll Deduction Election.

As of the last day of any month during an Accumulation Period, a Participant may elect to cease (but not to increase or decrease) payroll deductions made on his or her behalf for the remainder of such Accumulation Period by filing the applicable election with the Company or Participating Subsidiary in such form and manner and at such time as may be permitted by the Administrator. A Participant who has ceased payroll deductions may have the amount which was credited to his or her Account prior to such cessation applied to the purchase of Shares as of the Purchase Date in accordance with Section 9.1 and receive the balance of the Account with respect to which the enrollment is ceased, if any, in cash. A

Participant who has ceased payroll deductions may also voluntarily withdraw from the Plan pursuant to Section 10.1. Any Participant who ceases payroll deductions for an Accumulation Period may re-enroll in the Plan on the next subsequent Enrollment Date following the cessation in accordance with the provisions of Article 6. A Participant who ceases to be employed by the Company or any Participating Subsidiary will cease to be a Participant in accordance with Section 10.2.

8.5	No Additional Contributions Permitted.

A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

Article 9.

Purchase of Shares

9.1	Exercise of Options.

Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole Shares which the funds accumulated in his or her Account as of the Purchase Date will purchase at the applicable purchase price. No Shares will be purchased on behalf of any Participant who fails to file an enrollment form authorizing payroll deductions for an Accumulation Period.

9.2	Effect of Withdrawal from the Plan.

A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if the Participant elected not to exercise the option by withdrawing from the Plan in accordance with Section 10.1.

If, after a Participant’s exercise of an option under Section 9.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be distributed to the Participant in cash as soon as administratively practical after such Purchase Date.

9.3	Option Exercise Price.

The purchase price for each Share purchased under any option shall not be less than 85% of the lesser of (a) the Fair Market Value of a Share on the Purchase Date or (b) the Fair Market Value of a Share on the first Trading Day of the Accumulation Period. Notwithstanding the preceding, the Administrator may establish a different purchase price for each Share purchased under any option provided that such purchase price is determined at least thirty (30) days prior to the beginning of the Accumulation Period for which it is applicable and is not less than the exercise price described in the preceding sentence.

9.4	Restrictions on Option Exercise.

If the total number of Shares for which an option is exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares previously granted under this Plan, exceeds the maximum number of Shares reserved in Section 4.1, the Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as administratively practical.

9.5	Six-Month Holding Period.

Any Shares purchased under this Plan may not be sold, transferred or assigned for a period of six months after the Purchase Date.

Article 10.

Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death

10.1	Withdrawal from the Plan.

A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the calendar last month immediately preceding the Purchase Date for such Accumulation Period, or at such shorter time in advance of the Purchase Date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively practical, and the Participant’s payroll deductions shall cease as soon as administratively practical. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares, nor may such Participant’s payroll deductions continue, in accordance with Article 6. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date following withdrawal in accordance with the provisions of Article 6.

10.2	Termination of Employment.

Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or any Participating Subsidiary for any reason whatsoever, including but not limited to termination of employment, whether voluntary or involuntary, or on account of disability, or retirement, but not including death, or if the Participating Subsidiary employing the Participant ceases for any reason to be a Participating Subsidiary. Participation in the Plan also terminates immediately when a Participant ceases to be an Eligible Employee under Article 5 or withdraws from the Plan. Upon termination of participation such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively practicable after termination of participation, the Company shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Company at the time of termination of participation, and any Participating Subsidiary shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Participating Subsidiary at the time of termination of participation.

10.3	Leave of Absence.

If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the Plan in accordance with Section 8.3, but will remain a Participant in the Plan through the balance of the Accumulation Period in which his or her leave of absence begins, so long as such leave of absence does not exceed ninety (90) days. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have withdrawn from the Plan in accordance with Section 10.1 on the ninety-first (91st) day of such leave of absence.

10.4	Death.

As soon as administratively feasible after the death of a Participant, amounts accumulated in his or her Account shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form approved by the Administrator, but if the Participant does not make an effective beneficiary designation then such amounts shall be paid in cash to the Participant’s spouse if the Participant has a spouse, or, if the Participant does not have a spouse, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company and the Participating Subsidiary of further liability with respect to the Plan on account of the deceased Participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the Account unless the Participant has given express contrary instructions. None of the Participant’s beneficiary, spouse, executor, administrator or other legal representative of the Participant’s estate shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the amounts credited to the Participant’s Account under the Plan.

Article 11.

Miscellaneous

11.1	Interest.

Interest or earnings will not be paid on any Employee Accounts.

11.2	Restrictions on Transfer.

The rights of a Participant under the Plan shall not be assignable or transferable by such Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

11.3	Administrative Assistance.

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, other financial institution or other appropriate agent to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan. If the Administrator so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of one or more other persons in joint tenancy with right of survivorship or in tenancy by the entireties or as spousal community property, or in such forms of trust as may be approved by the Administrator, to the extent permitted by law.

11.4	Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company or Participating Subsidiaries, including any brokerage fees on the purchased Shares; excepting that any stamp duties, transfer taxes, fees to issue stock certificates, and any brokerage fees on the sale price applicable to participation in the Plan after the initial purchase of the Shares on the Purchase Date shall be charged to the Account or brokerage account of such Participant.

11.5	Applicable Law.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

11.6	Amendment and Termination.

The Board or the Board’s Compensation Committee may amend, alter or terminate the Plan at any time. Notwithstanding any provision hereunder to the contrary, no amendment which would amend or modify the Plan in a manner requiring stockholder approval under any securities exchange on which the Shares are traded shall be effective unless, within one year after it is adopted, it is approved by the holders of a majority of the voting power of the Company’s outstanding shares. The provisions of this Section 11.6 are in addition to, and not in lieu of, the authority of the Administrator to amend or modify the Plan under other provisions of the Plan.

If the Plan is terminated, the Administrator may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with the terms of this Plan (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

11.7	No Right of Employment.

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or Participating Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or Participating Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase Shares have been granted to such employee.

11.8	Requirements of Law.

The making of payroll deductions and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Subsidiary Corporation) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Subsidiary Corporations of any applicable law or regulation.

11.9	Gender.

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

11.10	Military Service.

The Plan shall be administered in accordance with Section 14(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

11.11	Code Section 409A.

Purchase rights granted hereunder are intended to be exempt from the application of Code Section 409A as a statutory option described in Section 423 of the Code and any ambiguities shall be construed and interpreted in accordance with such intent. .

11.12	Stockholder Approval.

All options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.